UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Potts, Charles F.

   Tower Place - Suite 600
   3340 Peachtree Road
   Atlanta, Georgia  30326
2. Issuer Name and Ticker or Trading Symbol
   Ashland Inc.
   ASH
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   November 30, 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock               |      |    | |                  |   |           |1,000              |D     |                           |
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Common Stock               |      |    | |                  |   |           |4,736 (1)          |I     |By Trustee                 |
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Common Stock               |      |    | |                  |   |           |1,513 (2)          |I     |By Trustee                 |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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Option (3)            |35.625  |     |    | |           |   |9-15-|10-15|Common Stock|750    |       |750         |D  |            |
                      |        |     |    | |           |   |89   |-98  |            |       |       |            |   |            |
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                      |35.625  |     |    | |           |   |9-15-|10-15|Common Stock|375    |       |375         |D  |            |
                      |        |     |    | |           |   |90   |-98  |            |       |       |            |   |            |
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                      |35.625  |     |    | |           |   |9-15-|10-15|Common Stock|375    |       |375         |D  |            |
                      |        |     |    | |           |   |91   |-98  |            |       |       |            |   |            |
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Option (4)            |41.00   |     |    | |           |   |9-21-|10-21|Common Stock|750    |       |750         |D  |            |
                      |        |     |    | |           |   |90   |-99  |            |       |       |            |   |            |
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                      |41.00   |     |    | |           |   |9-21-|10-21|Common Stock|375    |       |375         |D  |            |
                      |        |     |    | |           |   |91   |-99  |            |       |       |            |   |            |
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                      |41.00   |     |    | |           |   |9-21-|10-21|Common Stock|375    |       |375         |D  |            |
                      |        |     |    | |           |   |92   |-99  |            |       |       |            |   |            |
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Option (4)            |30.50   |     |    | |           |   |9-19-|10-19|Common Stock|2,000  |       |2,000       |D  |            |
                      |        |     |    | |           |   |92   |-01  |            |       |       |            |   |            |
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                      |30.50   |     |    | |           |   |9-19-|10-19|Common Stock|1,000  |       |1,000       |D  |            |
                      |        |     |    | |           |   |93   |-01  |            |       |       |            |   |            |
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                      |30.50   |     |    | |           |   |9-19-|10-19|Common Stock|1,000  |       |1,000       |D  |            |
                      |        |     |    | |           |   |94   |-01  |            |       |       |            |   |            |
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Option (4)            |33.125  |     |    | |           |   |9-16-|10-16|Common Stock|5,000  |       |5,000       |D  |            |
                      |        |     |    | |           |   |94   |-03  |            |       |       |            |   |            |
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                      |33.125  |     |    | |           |   |9-16-|10-16|Common Stock|2,500  |       |2,500       |D  |            |
                      |        |     |    | |           |   |95   |-03  |            |       |       |            |   |            |
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                      |33.125  |     |    | |           |   |9-16-|10-16|Common Stock|2,500  |       |2,500       |D  |            |
                      |        |     |    | |           |   |96   |-03  |            |       |       |            |   |            |
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Option (5)            |35.875  |     |    | |           |   |9-15-|10-15|Common Stock|5,000  |       |5,000       |D  |            |
                      |        |     |    | |           |   |95   |-04  |            |       |       |            |   |            |
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                      |35.875  |     |    | |           |   |9-15-|10-15|Common Stock|2,500  |       |2,500       |D  |            |
                      |        |     |    | |           |   |96   |-04  |            |       |       |            |   |            |
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                      |35.875  |     |    | |           |   |9-15-|10-15|Common Stock|2,500  |       |2,500       |D  |            |
                      |        |     |    | |           |   |97   |-04  |            |       |       |            |   |            |
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Option (5)            |33.875  |     |    | |           |   |9-21-|10-21|Common Stock|5,000  |       |5,000       |D  |            |
                      |        |     |    | |           |   |96   |-05  |            |       |       |            |   |            |
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                      |33.875  |     |    | |           |   |9-21-|10-21|Common Stock|2,500  |       |2,500       |D  |            |
                      |        |     |    | |           |   |97   |-05  |            |       |       |            |   |            |
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                      |33.875  |     |    | |           |   |9-21-|10-21|Common Stock|2,500  |       |2,500       |D  |            |
                      |        |     |    | |           |   |98   |-05  |            |       |       |            |   |            |
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Option (5)            |39.00   |     |    | |           |   |9-19-|10-19|Common Stock|5,000  |       |5,000       |D  |            |
                      |        |     |    | |           |   |97   |-06  |            |       |       |            |   |            |
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                      |39.00   |     |    | |           |   |9-19-|10-19|Common Stock|2,500  |       |2,500       |D  |            |
                      |        |     |    | |           |   |98   |-06  |            |       |       |            |   |            |
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                      |39.00   |     |    | |           |   |9-19-|10-19|Common Stock|2,500  |       |2,500       |D  |            |
                      |        |     |    | |           |   |99   |-06  |            |       |       |            |   |            |
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Option (6)            |53.375  |     |    | |           |   |9-18-|10-18|Common Stock|5,000  |       |5,000       |D  |            |
                      |        |     |    | |           |   |98   |-07  |            |       |       |            |   |            |
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                      |53.375  |     |    | |           |   |9-18-|10-18|Common Stock|2,500  |       |2,500       |D  |            |
                      |        |     |    | |           |   |99   |-07  |            |       |       |            |   |            |
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                      |53.375  |     |    | |           |   |9-18-|10-18|Common Stock|2,500  |       |2,500       |D  |            |
                      |        |     |    | |           |   |00   |-07  |            |       |       |            |   |            |
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Common Stock Units (7)|1-for-1 |11-6-|J   | |1,550      |A  |     |     |Common Stock|1,550  |47.4375|9,883       |D  |            |
                      |        |97   |    | |           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. Shares accrued under Ashland's Leveraged Employee Stock Ownership Plan as of 3-31-96, the date of the final allocation to this account.
2. Based on Employee Savings Plan information as of 11-17-97, the latest date for which such information is reasonably available, and includes transactions occurring on or after 9-30-97.
3. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's Amended Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
4. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's Long-Term Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
5. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's 1993 Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
6. Employee stock option (represents a right to buy Ashland Common Stock) granted pursuant to Ashland's 1997 Stock Incentive Plan. The employee stock option includes a tax withholding feature pursuant to the plan.
7. Common Stock Units acquired pursuant to Ashland's 1995 Deferred Compensation Plan as of 11-6-97 and includes transactions occurring on or after 9-30-97, payable in cash or stock upon termination of service and exempt under Rule 16b-3(d).
SIGNATURE OF REPORTING PERSON
Charles F. Potts
DATE
November 26, 1997